Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015, of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedules of Garmin Ltd., and the effectiveness of internal control over financial reporting of Garmin Ltd., included in its Annual Report (Form 10-K), for the year ended December 27, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

July 29, 2015